AMENDMENT TWO
TO THE
FLEETBOSTON FINANCIAL CORPORATION
EXECUTIVE SUPPLEMENTAL PLAN

          The FleetBoston Financial Corporation Executive Supplemental Plan is amended effective January 1, 2002, as follows:

1.      Article 3 is amended to read as follows:

ARTICLE 3. PARTICIPANTS

          Each employee of the Employer (1) who is a participant in the Fleet Savings Plan, (2) whose regular base salary rate in November of a Plan Year is in excess of the quotient of (a) the qualified plan dollar limitation for Section 401(k) contributions under Section 402(g) of the Code for the following calendar year, divided by (b) 6 percent, and (3) who is employed during the deferral election period in December of the Plan Year, shall be eligible to participate in the Plan if so notified by the Committee. (Notwithstanding the foregoing, employees of Liberty Wanger Asset Management, LP shall not be eligible to have amounts deferred into the Plan until January 1, 2006.) When an employee is eligible to participate in the Plan, he or she will be given the opportunity to elect to defer base salary under the Plan at such time or times as the rules and procedures of the Committee provide (but the election must be filed with the Committee no later than December 31 of the year prior to the year to which the deferral election applies). An employee who makes such an election is hereinafter referred to as a “Participant.”

2.      Article 6 is amended to read as follows:

ARTICLE 6. MATCHING CREDITS

         For each calendar year for which a Participant has satisfied the conditions under the Fleet Savings Plan for eligibility for a matching contribution, the Company will credit to the Account of such Participant, if he has made a deferral election for such year under Article V, a matching amount equal to a “matching percentage” of the Participant’s deferral amount for the year. Such matching percentage will equal the matching contribution percentage in effect for such Participant for such year under the Fleet Savings Plan. Matching amounts will be credited to the Participant’s Account during January of the next-following calendar year.

          IN WITNESS WHEREOF, this Amendment Two was adopted by the Human Resources and Board Governance Committee at its December 18, 2001 meeting and is executed by a duly authorized officer of the Company on this 21st day of December 2001.

FLEETBOSTON FINANCIAL CORPORATION

By: /s/ WILLIAM C. MUTTERPERL
William C. Mutterperl Executive Vice President, General Counsel and Secretary